Exhibit 99.1

Motorola Reports First-Quarter 2004 Financial Results

•	First-quarter 2004 sales of $8.6 billion, up 42 percent versus first-quarter 2003 sales of $6.0 billion.

•	First-quarter 2004 GAAP earnings of $609 million, or $.25 per share, versus first-quarter 2003 GAAP earnings of $169 million, or $.07 per share, an increase of 257 percent in earnings per share.

•	First-quarter 2004 sales and GAAP earnings also increased sequentially versus fourth-quarter 2003.

•	First-quarter 2004 GAAP earnings include: (1) income of $171 million pre-tax, or $.04 per share after-tax, relating to gains on the sales of investments, (2) income of $52 million pre-tax, or $.02 per share after-tax, for the reversal of reserves for previously received incentives, and (3) income of $15 million pre-tax, or one-half of one cent per share after-tax, relating to the reversal of reorganization of business accruals no longer needed. As previously reported in Motorola’s 2003 first-quarter earnings release, first-quarter 2003 GAAP earnings included special-item income of $225 million pre-tax, or $.06 per share after-tax, as detailed in that earnings release.

•	First-quarter 2004 positive operating cash flow of $858 million, combined with cash proceeds on the sales of investments, enabled the company to complete the quarter with net cash of $902 million, compared with net debt of $41 million at the end of 2003.[1]

•	Second-quarter 2004 guidance:

•	Sales: $8.2 to $8.6 billion

•	GAAP earnings per share: $.14 to $.18 per share, excluding the potential deferred tax asset valuation impact of the semiconductor business initial public offering explained below

SCHAUMBURG, Ill. – 20 April 2004 – Motorola, Inc. (NYSE: MOT) today reported sales of $8.6 billion in first-quarter 2004. This represents a 42 percent increase from sales of $6.0 billion in first-quarter 2003.

Motorola also reported net earnings of $609 million, or $.25 per share, in first-quarter 2004, presented in accordance with generally accepted accounting principles (GAAP),

[1]	A definition of net cash/debt is provided at the end of this release.

an increase of 257 percent in earnings per share versus the year-ago quarter. First-quarter 2004 earnings include: (1) income of $171 million pre-tax, or $.04 per share after-tax, relating to gains on the sales of investments, (2) income of $52 million pre-tax, or $.02 per share after-tax, for the reversal of reserves for previously received incentives related to impaired semiconductor facilities, and (3) income of $15 million pre-tax, or one-half of one cent per share after-tax, relating to the reversal of reorganization of business accruals no longer needed.

Motorola reported GAAP net earnings in first-quarter 2003 of $169 million, or $.07 per share. As previously reported in Motorola’s first-quarter 2003 earnings release, first-quarter 2003 earnings included special-item income of $225 million pre-tax, or $.06 per share after-tax, as detailed in that earnings release.

Motorola Chairman and Chief Executive Officer Ed Zander said, “We are very pleased with the strong financial performance of the first quarter. Sales and earnings exceeded our start-of-the-quarter guidance, the result of strengthening customer demand, improved execution in delivering new products, and growing market share in some areas. We are making steady progress in boosting our financial performance and creating value for our stockholders. I also believe these results reflect increasing momentum for our evolving vision of seamless mobility. Our growing portfolio of products, seamlessly connected, will bring voice, media, and data-rich services to people wherever they are: at home, at work, in the auto or out in the world.”

“We also continued to strengthen our balance sheet—a key objective for Motorola for the past several years. We generated positive operating cash flow of $858 million in the first quarter, the thirteenth consecutive quarter of positive cash flow. Combined with cash proceeds from the sale of investments, this enabled Motorola to end the quarter with a net cash position of $902 million. This represents a major milestone for Motorola, as it is the first time in more than 35 years that we have ended a quarter in an overall net cash position. During the quarter, in addition to moving from a net debt position of $41 million to a net cash position of $902 million, we reduced gross debt by $544 million.”

Operating Results Improve

Personal Communications Segment sales were $4.1 billion, up 67 percent compared with the year-ago quarter. Operating earnings were $398 million, compared with operating earnings of $114 million in the year-ago quarter. The increases in sales and operating earnings were due to the success of new products introduced in the second half of 2003. During the quarter, the segment shipped 25.3 million handsets, up 51 percent from the year-ago quarter, and improved its market share, particularly in Europe. The segment also announced 25 new handsets, 24 featuring color displays and 16 featuring integrated cameras.

Semiconductor Products Segment sales were $1.4 billion, up 21 percent compared with the year-ago quarter. The increase in sales is primarily attributed to the segment’s networking and wireless markets. Operating earnings were $107 million, compared with an operating loss of $121 million in the year-ago quarter. In late March 2004, an amended registration statement was filed with the U. S. Securities and Exchange Commission (SEC) related to the proposed separation of the semiconductor operations into a publicly traded company.

Global Telecom Solutions Segment sales were $1.3 billion, up 38 percent compared with the year-ago quarter. The segment reported operating earnings of $119 million, compared with $29 million in the year-ago quarter. The segment announced it is supplying a UMTS network in northern Portugal for Optimus, and that it also received wireless equipment awards from leading Indian operators BSNL, MTNL and Tata Teleservices.

Commercial, Government and Industrial Solutions Segment sales were $1.0 billion, up 18 percent compared with the year-ago quarter, reflecting significant activity in the segment’s government markets related to homeland security initiatives. The segment reported operating earnings of $178 million, compared with operating earnings of $62 million in the year-ago quarter. The segment announced that it was awarded a $151 million multi-year contract for an Emergency Services Digital Radio Network for the State of Victoria, Australia. The segment also was awarded a contract to provide a TETRA System for the South Africa Police in the Province of Gauteng.

Integrated Electronic Systems Segment sales were $654 million, up 26 percent compared with the year-ago quarter, and the segment reported operating earnings of $43 million compared with $25 million in the year-ago quarter. Increases in sales and operating earnings occurred in each of the segment’s businesses – automotive, embedded computing and portable energy systems. For the third consecutive quarter, the segment’s automotive business received multi-year awards valued at more than $1 billion. Automotive News honored Motorola with a 2004 PACE (Premier Automotive Supplier’s Contribution to Excellence) Award in information technology for its VIAMOTO™ suite of location and services software.

Broadband Communications Segment sales were $488 million, up 16 percent compared with the year-ago quarter. Operating earnings increased to $24 million, compared with $13 million in the year-ago quarter. The segment continued to deploy its broadband services cable modem termination systems products to a number of leading operators around the world. The segment’s high-definition/digital video recorder (HD/DVR) set-top is being deployed by six cable service providers and HD set-top shipments reached the one-million mark. Additionally, the segment introduced new products for home monitoring/control and wireless home networking.

Guidance for Second-Quarter 2004

The company’s guidance for second-quarter 2004 is sales of between $8.2 and $8.6 billion and GAAP earnings per share in the range of $.14 to $.18. However, this second-quarter earnings guidance does not reflect the potentially material impact to the company’s financial performance from the proposed separation of the company’s semiconductor operations into a publicly traded company, as further discussed below.

A registration statement relating to a proposed initial public offering (IPO) of a minority interest in Freescale Semiconductor Inc. (Freescale), a separate entity comprised of the company’s semiconductor operations, is currently being reviewed by the SEC. There is no certainty as to when, or if, such an IPO might occur. However, as discussed in the company’s recent Form 10-K filing, in connection with the proposed IPO, Freescale would receive cash proceeds and Motorola would likely realize a gain upon the sale of the stock, which would be reflected directly in stockholders’ equity and not impact the company’s earnings. In addition, as discussed in the 10-K, if the occurrence of the IPO becomes more likely than not, the company may need to take a non-cash charge for a valuation allowance for deferred-tax assets relating to its semiconductor operations (expected to be in the range of $925 million to $1.1 billion), which would be reflected in Freescale’s earnings as included in the company’s consolidated statements of operations. Also, if the IPO is completed, and the remaining shares of Freescale are distributed to Motorola stockholders, the related operating results of Freescale, including the valuation allowance for deferred tax assets, would be reflected as discontinued operations for all periods presented.

Conference Call and Webcast

Motorola’s quarterly earnings conference call is scheduled to begin at 4:00 p.m. Central Time (USA), on Tuesday, 20 April. Motorola plans a live webcast of the conference call over the Internet, featuring both audio and slides. Investors can view the webcast at www.motorola.com/investor.

Consolidated GAAP Results

A comparison of results from operations is as follows:

(In millions, except per share amounts)	First Quarter
	2004	2003
Net sales	$8,561	$6,043
Gross margin	2,868	1,976
Operating earnings	822	130
Net earnings	609	169
Diluted earnings per common share	0.25	0.07

Weighted average common shares outstanding	2,487.4	2,325.1

Definition of Net Cash/Debt

Net Cash/Debt = Cash and Cash Equivalents + Short-term Investments - Notes Payable and Current Portion of Long-term Debt - Long-term Debt - Trust Originated Preferred Securities (“TOPrS”).

Business Risks

Statements in this press release that are not historical facts are forward-looking statements based on current expectations that involve risks and uncertainties. Such forward-looking statements include, but are not limited to, the company’s guidance for second-quarter 2004 sales and earnings and expected charges relating to the proposed separation of the company’s semiconductor operations, including the valuation allowance for the deferred tax assets. Motorola cautions the reader that the factors below and those on pages 76 through 85 of Motorola’s 2003 Annual Report on Form 10-K and in its other SEC filings could cause Motorola’s actual results to differ materially from those stated in the forward-looking statements. These factors include: (1) the uncertainty of current economic and political conditions, as well as the economic outlook for the telecommunications, semiconductor, broadband and automotive industries; (2) the company’s ability to purchase sufficient materials, parts and components to meet customer demand; (3) the company’s ability to increase profitability and market share in its wireless handset business, particularly in light of increased competition in the China handset market; (4) the company’s ability to effectively carry out planned cost-reduction actions and realize savings from those actions; (5) demand for the company’s products, including products related to new technologies; (6) the company’s ability to introduce new products and technologies in a timely manner; (7) the impact of ongoing consolidations in the telecommunications and cable industries; (8) the creditworthiness of the company’s customers, particularly purchasers of large infrastructure systems; (9) unexpected liabilities or expenses, including unfavorable outcomes to any pending or future litigation, including any relating to the Iridium project; (10) the levels at which design wins become actual orders and sales; (11) risks related to the company’s high volume of manufacturing and sales in Asia; (12) the impact of foreign currency fluctuations; and (13) the company’s ability to successfully complete the separation of its semiconductor activities in a timely and cost-effective manner.

About Motorola

Motorola, Inc. (NYSE: MOT) is a global leader in wireless, broadband and automotive communications technologies that help make life smarter, safer, simpler, synchronized and fun. Sales in 2003 were $27.1 billion. Motorola creates innovative technological solutions that benefit people at home, at work and on the move. The company also is a progressive corporate citizen dedicated to operating ethically, protecting the environment and supporting the communities in which it does business. For more information: www.motorola.com.

# # #

Media Contact:

Bill Parke

+1-847-576-4525

William.Parke@motorola.com

MOTOROLA and the stylized M Logo are registered in the U.S. Patent & Trademark Office. All other product or service names are the property of their respective owners.

© Motorola, Inc. 2004

Motorola, Inc. and Subsidiaries

Consolidated Statements of Operations

(In millions, except per share amounts)

	Quarter Ended April 3 , 2004	Quarter Ended March 29, 2003
Net sales	$8,561	$6,043
Costs of sales	5,693	4,067

Gross margin	2,868	1,976

Selling, general and administrative expenses	1,144	897
Research and development expenditures	967	947
Reorganization of businesses	(20)	63
Other charges (income)	(45)	(61)

Operating earnings	822	130

Other income (expense):
Interest expense, net	(67)	(93)
Gains on sales of investments and businesses	181	279
Other	(20)	(59)

Total other income	94	127

Earnings before income taxes	916	257
Income tax expense	307	88

Net earnings	$609	$169

Net earnings per common share
Basic	$0.26	$0.07
Diluted	$0.25	$0.07

Weighted average common shares outstanding
Basic	2,337.2	2,311.5
Diluted	2,487.4	2,325.1

Dividends paid per share	$0.04	$0.04

Motorola, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In millions)

	April 3, 2004	December 31, 2003
ASSETS
Cash and cash equivalents	$8,276	$7,877
Short-term investments	139	139
Accounts receivable, net	4,976	4,436
Inventories, net	2,632	2,792
Deferred income taxes	1,637	1,678
Other current assets	1,108	985

Total current assets	18,768	17,907

Property, plant and equipment, net	4,762	5,164
Investments	3,188	3,335
Deferred income taxes	3,292	3,349
Other assets	2,340	2,343

Total assets	$32,350	$32,098

LIABILITIES AND STOCKHOLDERS’ EQUITY

Notes payable and current portion of long-term debt	$834	$896
Accounts payable	2,924	2,789
Accrued liabilities	5,850	5,748

Total current liabilities	9,608	9,433

Long-term debt	6,679	6,675
Other liabilities	2,940	2,815

Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely company-guaranteed debentures	—	486
Stockholders’ equity	13,123	12,689

Total liabilities and stockholders’ equity	$32,350	$32,098

Motorola, Inc. and Subsidiaries

Segment Information

(In millions)

Summarized below are the Company’s net sales by reportable segment for the quarters ended April 3, 2004 and March 29, 2003.

	Segment Net Sales
	Quarter Ended April 3, 2004	Quarter Ended March 29, 2003	% Change from 2003
Personal Communications Segment	$4,081	$2,447	67%
Semiconductor Products Segment	1,396	1,151	21%
Global Telecom Solutions Segment	1,317	952	38%
Commercial, Govt, and Industrial Solutions Segment	1,020	863	18%
Integrated Electronic Systems Segment	654	521	26%
Broadband Communications Segment	488	421	16%
Other Products Segment	82	79	4%
Adjustments & Eliminations	(477)	(391)	22%

Segment Totals	$8,561	$6,043	42%

Motorola, Inc. and Subsidiaries

Segment Information

(In millions)

Summarized below are the Company’s operating earnings (loss) by reportable segment for the quarters ended April 3, 2004 and March 29, 2003.

	Segment Operating Earnings (Loss)
	GAAP Results
	Quarter Ended April 3, 2004	Quarter Ended March 29, 2003
Personal Communications Segment	$398	$114
Semiconductor Products Segment	107	(121)
Global Telecom Solutions Segment	119	29
Commercial, Govt, and Industrial Solutions Segment	178	62
Integrated Electronic Systems Segment	43	25
Broadband Communications Segment	24	13
Other Products Segment	(25)	—
Adjustments & Eliminations	—	(11)

Segment Totals	844	111
General Corporate	(22)	19

Operating Earnings	$822	$130